                                  EXHIBIT 99.1





For Immediate Release    Contact:    Carl G. Anderson, Jr.     Frederick J. Hirt
September 30, 2003                   610-478-3171              610-478-3117


               ARROW INTERNATIONAL, INC. REPORTS FISCAL YEAR 2003
                     AND FOURTH QUARTER SALES AND NET INCOME


READING, PA, September 30, 2003 - Arrow International, Inc. reported today an increase of 11.6%, or $39.6 million, in net sales to $380.4 million from $340.8 million for its fiscal year ended August 31, 2003 compared to its prior fiscal year. Net income for the fiscal year ended August 31, 2003 was $45.7 million compared to $39.0 million in fiscal year 2002 and diluted earnings per share were $1.04 compared to $0.88 in the fiscal year 2002. All historical share and per share amounts in this release have been adjusted for the Company's two-for-one stock split effective August 15, 2003.

Net sales for the fourth quarter of fiscal year 2003 increased 21.0% to $101.8 million compared to net sales of $84.1 million in the same prior year period. This growth was attributable to significant contributions from acquisitions, as discussed below. Net income in the fourth quarter of fiscal 2003 was $7.9 million and diluted earnings per share were $0.18 compared to $0.07 in fiscal year 2002.

The Company incurred two charges in its fourth quarter of fiscal year 2003 totaling $11.6 million or $0.17 diluted earnings per share. The first was a special charge to establish a reserve of $8.0 million or $0.12 diluted earnings per share for a preliminary settlement in two related patent infringement lawsuits, which, as previously disclosed, related to certain of the Company's hemodialysis catheter products. The second charge was the write off to research, development and engineering expense of $3.6 million or $0.05 diluted earnings per share, related to development costs for the second generation of external batteries used in the LionHeart(TM), the Company's fully implantable Left Ventricular Assist System (LVAS). The Company's interest income in the fourth fiscal quarter ended August 31, 2003 benefited from interest income of $1.4 million, or $0.02 diluted earnings per share, accruing on refunds related to amended federal tax returns. The fourth quarter of fiscal year 2003 also benefited from a $500,000 tax credit related to federal tax returns which claimed additional research and development tax credits.

Results of Operations, excluding the special charge, the charge to research, development and engineering expense and the interest income relating to amended federal tax returns in the fourth quarter of fiscal year 2003, as described above, as well as the special charges and two additional charges in the fourth quarter of fiscal year 2002, as described below, are as follows:

                                                          Period Ended August 31,        Period Ended August 31,
                                                                   2003                           2002
----------------------------------------------------- ------------------------------ -------------------------------
                                                         3 MONTHS       12 MONTHS       3 MONTHS       12 MONTHS
DOLLARS IN MILLIONS, EXCEPT PER SHARE
----------------------------------------------------- --------------- -------------- --------------- ---------------

----------------------------------------------------- --------------- -------------- --------------- ---------------
Net sales, excluding charge                               $101.8         $380.4          $85.8           $342.5
----------------------------------------------------- --------------- -------------- --------------- ---------------

----------------------------------------------------- --------------- -------------- --------------- ---------------
Income before tax, excluding interest income/charges       $21.1          $77.1          $16.2            $69.6
----------------------------------------------------- --------------- -------------- --------------- ---------------

----------------------------------------------------- --------------- -------------- --------------- ---------------
Net income, excluding interest income/charges              $14.2          $51.9          $11.0            $47.0
----------------------------------------------------- --------------- -------------- --------------- ---------------

----------------------------------------------------- --------------- -------------- --------------- ---------------
Diluted E.P.S., excluding interest income/charges          $0.33          $1.19          $0.25            $1.06
----------------------------------------------------- --------------- -------------- --------------- ---------------

Refer to attached reconciliation that reconciles to Generally Accepted Accounting Principles.

As discussed last year, the Company took special charges in its fourth fiscal quarter ended August 31, 2002 amounting to a total of $8.0 million, or $0.12 diluted earnings per share, relating to the matters summarized below. First, intangible assets of $4.7 million were written off relating to purchased technologies the Company has decided not to support for Pullback Atherectomy Catheterization (PAC), intra-aortic balloon pumping software and microwave ablation. Second, an investment of $2.0 million in a developer and manufacturer of systems to measure certain cardiac functions is now considered impaired due to the uncertainty of this developer's obtaining future financing. Finally, due to delay in CE mark approval for the Arrow LionHeart(TM), the Company's LVAS, the Company incurred $1.3 million of manufacturing variances related to systems being produced in anticipation of market introduction.

As also discussed last year, the Company incurred two additional charges in its fourth quarter of fiscal 2002 totaling $3.9 million, or $0.06 diluted earnings per share. The first was a charge against sales of $1.8 million, or $0.03 diluted earnings per share, related to the Company's previously announced acquisition of the net assets of its former New York distributor, Stepic Medical, on September 3, 2002 to reflect an increase in the reserve for dealer rebates as a result of obtaining additional information regarding Stepic's rebates. The second was a charge of $2.1 million, or $0.03 diluted earnings per share, to selling, general and administrative expenses for additional product liability insurance to maintain deductibles at existing levels for five years for potential claims occurring prior to September 1, 2002 and for additional reserves for product liability and workers' compensation exposures.

International sales in fiscal year 2003 were $130.5 million compared to $117.5 million in fiscal year 2002 and represented 34.3% of total net sales. International sales in the fourth quarter of fiscal 2003 were $36.8 million compared to $31.9 million in the fourth quarter of fiscal 2002 and represented 36.1% of total net sales. The relative weakness of the U.S. dollar increased sales by $2.3 million for the fourth quarter of fiscal 2003 and $8.1 million for the entire fiscal year 2003 when compared to the corresponding prior fiscal year periods.

For fiscal year 2003, sales of critical care products were $323.5 million, up 13.9% from $284.0 million in the prior fiscal year. Sales of cardiac care products were $56.9 million compared to $56.8 million in the prior fiscal year. Sales of critical care products in the fourth quarter of fiscal 2003 increased 26.0% to $86.3 million from $68.5 million in the same period of fiscal 2002. Sales of cardiac care products for the fourth quarter of fiscal 2003 decreased to $15.5 million from $15.6 million in the same period of last year because of lower sales of existing intro-aortic balloon pumps in anticipation of the release of a new pump.

Commenting on the fourth quarter and fiscal year 2003 results, Carl G. Anderson, Jr., the Company's new Chairman and Chief Executive Officer, stated he was pleased to be able to report that the Company's sales surpassed $100 million in the fourth quarter of fiscal year 2003, a new milestone for the Company. This achievement was traceable, in part, to the previously announced acquisitions of Diatek, NEOCARE(R), and Stepic Medical, the Company's former New York distributor, in fiscal 2003, together with the move from distributor to direct sales in Florida and several southeastern states. Importantly, the Company's underlying core business growth for fiscal year 2003 was 5%, driven by ongoing programs to strengthen Arrow's worldwide sales and marketing effort along with the impact of product upgrades and new products, such as the StimuCath(TM), safety kits, and several product line extensions.

Mr. Anderson also commented on the retirement of Marlin Miller, Jr., on August 31, 2003. "Mr. Miller has been a driving force behind Arrow's success since its founding. He has been its first and only Chairman of the Board and Chief Executive Officer, a coach and mentor to countless managers and employees, and an entrepreneurial executive of the first magnitude." Mr. Miller will continue as a director so the Company will continue to benefit from his extensive experience and industry knowledge.

The Company's leadership team is in place and combines executives with years of experience at Arrow with several additions that bring new skills and perspectives to the Company. The Company's priorities begin with increased focus on core business growth, both through improved sales and marketing execution on current products, strengthening the management of its strategic product platforms, and the introduction of new products and product line extensions in both Critical Care and Cardiac Assist businesses. Central to the Company's new product enhancement effort will be an ongoing program to reduce cycle time in moving new products from the laboratory to the marketplace. The Company will also continue its major longer term development programs, the LionHeart(TM) pulsatile flow ventricular assist system, the CorAide(TM) continuous flow ventricular assist system and the HemoSonic(TM) cardiac output monitor. The Company continues to believe each of these programs represents considerable future potential.

Approval to sell the Arrow LionHeart(TM) in Europe, with the required CE mark, is anticipated when TUV Product Services of Munich (TUV), Germany, the Company's European Notified Body, completes its review of the LionHeart(TM) application. The Company has responded to questions from TUV relative to previously submitted documents and does not expect the agency to raise any further questions.

In the U.S., the previously reported 35-year old male patient implanted with the device in May 2003 was discharged from the hospital in less than six weeks and is living at home with a good quality of life, including a visit to the seashore during the summer and, last weekend, to a NASCAR race.

The Company continues its analysis and testing of small modifications to the CorAide(TM) continuous flow ventricular assist device to resolve the causes for the elevated level of hemolysis (plasma-free hemoglobin) experienced in the first implant of the device. The Company believes at this time that significant design changes will not be required and that minor modifications will reduce hemolysis thus shortening the timeframe to resume human testing.

The Company's AutoCat(TM) 2 WAVE(TM) intra-aortic balloon pump and associated LightWave(TM) catheter system utilizing fiber optic pressure-sensing catheter instrumentation and providing total automation of the pumping process for all patients, including those with severely arrhythmic heartbeats, is expected to provide the Company with the opportunity to expand its share of the worldwide balloon pumping market.

The Company's basic profitability and strong cash flow produced a 2003 fiscal year-end balance sheet with $17 million of cash in excess of bank debt. This strong balance sheet provides the Company with significant resources for investment.

Sales of critical care product platforms and cardiac care products for the fiscal year ended August 31, 2003 and target sales for fiscal year 2004 are shown in the table below.


Sales by Product Platforms (Dollars        FY2002       FY2003      FY2004           FY2003      ***FY2004
in millions)                               Actual       Actual      Target          % Growth      %Growth
                                                                                                 Estimated
    CENTRAL VENOUS CATHETERS*               $164.1       $186.4      $210.0            14%             13%
    SPECIALTY CATHETERS                      115.0        124.1       129.0             8%              4%
    STEPIC DISTRIBUTED PRODUCTS               -            13.0        13.0            N/A              0%
                                          --------       ------      ------
       SUBTOTAL CRITICAL CARE                279.1       $323.5       352.0            16%              9%
    DRUG INFUSION PUMPS**                      4.9          -           -              N/A             N/A
                                            ------     --------    --------
      SUBTOTAL CRITICAL CARE                 284.0        323.5       352.0            14%              9%
    CARDIAC CARE                              56.8         56.9        63.0             0%             11%
                                            ------       ------      ------
    TOTAL                                   $340.8       $380.4      $415.0            12%              9%

  *Includes Diatek and NEOCARE(R) product sales of $3.2 million and $6.4 million for the fourth quarter and twelve months of fiscal year 2003, respectively.
 **The Company divested its implantable drug infusion pump business on
   April 1, 2002.
***The Company's estimated fiscal year 2004 growth of 9% includes a full year of sales related to previously announced acquisitions in fiscal year 2003 of Diatek, NEOCARE(R), and from distributor to direct sales in Florida and several southeastern states.

Below are the Company's previously disclosed sales and earning targets for the fourth quarter and full fiscal year 2003, excluding the items referred to above and adjusted for the two-for-one stock split.

                   Q403E            Q0403A             FY03A          FY03E
                   -----            ------             -----          -----
Net Sales         $95-97M           $101.8            $380.4        $374-376M
E.P.S.           $0.33-.34           $0.33             $1.19       $1.20-1.21

Assumptions:
     1) Effective tax rate of 30% in Q4 and 31.8% for the fiscal year due to favorable tax settlement related to R&D tax credits.
     2)   E = Estimate; M = Millions

Below are the Company's sales and earning targets for the first quarter and full fiscal year 2004 along with some of the key assumptions underlying these targets:

                         Q104E                 FY04E
                         -----                 -----
Net Sales               $97-101M             $410-420M
E.P.S.                 $0.30-.32            $1.35-1.45

Assumptions:
   1) Gross margin of 51-52% of sales for the year. Gross margins in Q1 of 51.5%
   2) Operating expenses of 29.5-30.5% of sales for the year.
   3) Operating income averaging 21-22% of sales for the year, approximately 20% in Q1.
   4) Effective tax rate of 32.5%.
   5) E.P.S. using 43,800,000 shares of common stock outstanding.
   6) R&D expenses of 6.1% of sales for the year.
   7) E = Estimate; M = Millions

Two of the Company's directors and founders, Marlin Miller, Jr. and John H. Broadbent, Jr., have informed the Company that, in order to diversify their investment portfolios while avoiding conflicts of interest or the appearance of any such conflict that might arise from their ongoing service to the Company, they intend to establish written plans in accordance with SEC Rule 10b5-1 for gradually liquidating a portion of their personal holdings of the Company's common stock. Once they become effective, additional details of these plans will be disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2003 to be filed in November 2003.

In March 1999, the Company began open market purchases of its common stock pursuant to its previously announced program to repurchase up to 2 million post-split shares of its common stock. In April 2000, the Company announced that it would repurchase up to another 2 million post-split shares of its stock. As of August 31, 2003, the Company had purchased a total of 3,603,600 shares under this program, which remains in effect.

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.

*        *        *        *        *       *        *

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THIS NEWS RELEASE PROVIDES HISTORICAL INFORMATION AND INCLUDES FORWARD-LOOKING STATEMENTS (INCLUDING PROJECTIONS). ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THE COMPANY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. THE FORWARD-LOOKING STATEMENTS ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES THAT, WHILE PRESENTED WITH NUMERICAL SPECIFICITY AND CONSIDERED REASONABLE BY THE COMPANY, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS, UNCERTAINTIES AND CONTINGENCIES WHICH ARE BEYOND THE CONTROL OF THE COMPANY, AND UPON ASSUMPTIONS WITH RESPECT TO FUTURE BUSINESS DECISIONS WHICH ARE SUBJECT TO CHANGE. ACCORDINGLY, THE FORWARD-LOOKING STATEMENTS ARE ONLY AN ESTIMATE, AND ACTUAL RESULTS WILL VARY FROM THE FORWARD-LOOKING STATEMENTS, AND THESE VARIATIONS MAY BE MATERIAL. CONSEQUENTLY, THE INCLUSION OF THE FORWARD-LOOKING STATEMENTS SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OF RESULTS THAT ACTUALLY WILL BE ACHIEVED. FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE IN NATURE, AND IT IS USUALLY THE CASE THAT ONE OR MORE OF THE ASSUMPTIONS IN THE FORWARD-LOOKING STATEMENTS DO NOT MATERIALIZE. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORWARD-LOOKING STATEMENTS. IN CONNECTION WITH THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THE COMPANY CAUTIONS THE READER THAT THE FACTORS BELOW AND THOSE IN
EXHIBIT 99.1 TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2002 AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION COULD CAUSE THE COMPANY'S RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN THE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE: (I) STRINGENT REGULATION OF THE COMPANY'S PRODUCTS BY THE U.S. FOOD AND DRUG ADMINISTRATION AND, IN SOME JURISDICTIONS, BY STATE, LOCAL AND FOREIGN GOVERNMENTAL AUTHORITIES; (II) THE HIGHLY COMPETITIVE MARKET FOR MEDICAL DEVICES AND THE RAPID PACE OF PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE IN THIS MARKET; (III) PRESSURES IMPOSED BY THE HEALTH CARE INDUSTRY TO REDUCE THE COST OR USAGE OF MEDICAL

PRODUCTS AND SERVICES; (IV) DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS TO PROTECT THE COMPANY'S TRADE SECRETS AND TECHNOLOGY, AND THE NEED FOR LITIGATION TO ENFORCE OR DEFEND THESE RIGHTS; (V) RISKS ASSOCIATED WITH THE COMPANY'S INTERNATIONAL OPERATIONS; (VI) POTENTIAL PRODUCT LIABILITY RISKS INHERENT IN THE DESIGN, MANUFACTURE AND MARKETING OF MEDICAL DEVICES; (VII) RISKS ASSOCIATED WITH THE COMPANY'S USE OF DERIVATIVE FINANCIAL INSTRUMENTS; AND (VIII) DEPENDENCE ON THE CONTINUED SERVICE OF KEY MEMBERS OF THE COMPANY'S MANAGEMENT.


                                           ARROW INTERNATIONAL, INC.
                                             RESULTS OF OPERATIONS
                          RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                                                AUGUST 31, 2003

                                                                     QTD 8/31/03
                                             AS               INTEREST           SPECIAL AND              AS
                                          REPORTED              INCOME       ADDITIONAL CHARGES        ADJUSTED
Net Sales                                  101,831                   0                        0         101,831

Income Before Taxes                         10,972             (1,423)                   11,569          21,118

Net Income                                   7,906               (877)                    7,133          14,162

Diluted Earnings Per Share                    0.18              (0.02)                     0.17            0.33

                                                                     YTD 8/31/03
                                             AS               INTEREST           SPECIAL AND              AS
                                          REPORTED              INCOME       ADDITIONAL CHARGES        ADJUSTED

Net Sales                                  380,376                   0                        0         380,376

Income Before Taxes                         66,918             (1,423)                   11,569          77,064

Net Income                                  45,670               (877)                    7,133          51,926

Diluted Earnings Per Share                    1.04              (0.02)                     0.17            1.19

                                                                     QTD 8/31/02
                                             AS               INTEREST           SPECIAL AND              AS
                                          REPORTED              INCOME       ADDITIONAL CHARGES        ADJUSTED

Net Sales                                   84,019                   0                    1,765          85,784

Income Before Taxes                          4,415               8,005                    3,855          16,275

Net Income                                   2,981               5,403                    2,602          10,986

Diluted Earnings Per Share                    0.07                0.12                     0.06            0.25

                                                                     YTD 8/31/02
                                             AS               INTEREST           SPECIAL AND              AS
                                          REPORTED              INCOME       ADDITIONAL CHARGES        ADJUSTED

Net Sales                                  340,759                   0                    1,765         342,524

Income Before Taxes                         57,777               8,005                    3,855          69,637

Net Income                                  39,000               5,403                    2,602          47,005

Diluted Earnings Per Share                    0.88                0.12                     0.06            1.06

                                                     ARROW INTERNATIONAL, INC.
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                            (UNAUDITED)

                                                       Three Months Ended                      Year Ended
    CONSOLIDATED STATEMENTS
    OF OPERATION:                                 August 31,          August 31,        August 31,       August 31,
                                                    2003                2002              2003              2002
                                               ----------------    --------------    --------------    -------------
    Net sales                                   $        101,831     $      84,019      $    380,376     $    340,759
    Cost of goods sold                                    50,076            44,294           190,246          169,625
                                                 ---------------      ------------       -----------      -----------
       Gross Profit                                       51,755            39,725           190,130          171,134
    Operating expenses:
       Research, development and
          engineering                                      9,360             6,192            28,170           26,165
        Selling, general and
             administrative                               24,784            20,942            89,354           78,406
      Special charges                                      8,000             8,005             8,000            8,005
                                                 ---------------      ------------       -----------      -----------
    Total operating expenses                              42,144            35,139           125,524          112,576

    Operating income                                       9,611             4,586            64,606           58,558
    Interest, net                                        (1,312)               (1)           (1,203)              392
    Other (income) expenses, net                            (49)               172           (1,109)              389
                                                 ---------------      ------------       -----------      -----------

    Income before income taxes                            10,972             4,415            66,918           57,777
    Provision for income taxes                             3,066             1,434            21,248           18,777
                                                 ---------------      ------------       -----------      -----------

    Net Income                                  $          7,906     $       2,981      $     45,670     $     39,000
                                                 ===============      ============       ===========      ===========

    Basic earnings per common share                    $0.18               $0.07            $1.05            $0.89
                                                       =====               =====            =====            =====

    Diluted earnings per common share                  $0.18               $0.07            $1.04            $0.88
                                                       =====               =====            =====            =====

    Weighted average shares used in
        computing basic earnings
           per common share                        43,263                   43,938         43,399           43,826
    Weighted average shares used in
        computing diluted earnings
           per common share                        43,807                   44,210         43,773           44,211

All historical share and per share amounts have been restated to reflect the two for one stock split effective 08/15/2003.

                                                                   August 31,
     CONSOLIDATED BALANCE SHEET:                                      2003
                                                              -----------------
     ASSETS
          Cash                                                $          46,975
          Receivables (net)                                              82,467
          Inventories (net)                                              90,449
          Prepaid expenses and other                                     21,801
                                                              -----------------
          Total current assets                                          241,692

          Property, plant and equipment (net)                           128,433
          Other assets                                                  124,083
                                                              -----------------
          Total assets                                        $         494,208
                                                              =================

     LIABILITIES AND SHAREHOLDERS' EQUITY
          Notes payable                                       $          28,431
          Other current liabilities                                      49,235
          Current maturities of long-term debt                              300
          Long-term debt                                                  3,735
          Other liabilities                                              22,617
                                                              -----------------
          Total liabilities                                             104,318

     Total shareholders' equity                                         389,890
                                                              -----------------
          Total liabilities and shareholders' equity          $         494,208
                                                              =================